Exhibit 10.2

This AMENDMENT NO. 4, dated as of March 12, 2015 (this “Amendment”), among OCI BEAUMONT LLC, a Texas limited liability company (the “Borrower”), OCI USA INC., a Delaware corporation (“Holdings”), OCI PARTNERS LP, a Delaware limited partnership (the “MLP”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors, the “Administrative Agent”) for the Lenders (as defined below), amends that certain Term Loan Credit Agreement dated as of August 20, 2013 (as amended by Amendment No. 1, dated as of November 27, 2013, Amendment No. 2 and Waiver, dated as of April 4, 2014 and Amendment No. 3, dated as of June 13, 2014 and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into among the Borrower, Holdings, the MLP, the institutions from time to time party thereto as Lenders (the “Lenders”), the Administrative Agent and the other agents and arrangers named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 13.12(a) of the Credit Agreement, the Credit Agreement and any other Credit Document may be amended, supplemented or modified with the consent of the Credit Parties and the Required Lenders;

WHEREAS, the Credit Parties, the Administrative Agent and each of the Lenders signatory hereto (each such Lender, a “Consenting Lender”) desire to the amend the Credit Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. Effective as of the Amendment No. 4 Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a) The first sentence of the definition of “Applicable Margin” is hereby amended and restated in its entirety as follows:

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Term B-3 Loans maintained as (a) Base Rate Term Loans, 3.50% and (b) LIBO Rate Term Loans, 4.50%.

(b) The definition of “Responsible Officer” in Section 1.01 is hereby amended by inserting the following words after “Administrative Agent” at the end of such definition:

“, or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent”

(c) Clause (b)(v) of the definition of “Excess Cash Flow” is hereby amended and restated in its entirety as follows:

“the portion of Transaction Costs and other transaction costs and expenses (A) incurred in connection with amendments of any Loan Documents or other documentation governing any Indebtedness permitted hereunder and (B) related to items (i)-(iv) above, in each case paid in cash during such fiscal year not deducted in determining Consolidated Net Income (excluding for the avoidance of doubt Dividends),”

(d) Section 2.03 is hereby amended by inserting the following language after the term “Exhibit A-1” in the second sentence of such section:

“or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), in each case”

(e) Section 2.06 is hereby amended by inserting the following language after the term “Exhibit A-2” in the second sentence of such section:

“or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), in each case”

(f) Section 2.09 is hereby amended by deleting “and” from the end of clause (v), deleting “.” from the end of clause (vi), adding “; and” to the end of clause (vi) and adding the following clause (vii) after clause (vi):

“(vii) if the Borrower wishes to request a LIBO Rate Term Loan having an Interest Period or twelve months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.”

(g) Section 5.01(b) is hereby amended and restated in its entirety as follows:

“(b) Each prepayment pursuant to Section 5.01 for any reason or any amendment of this Agreement resulting in a Repricing Transaction, shall be accompanied by a premium payable by Borrower equal to (i) if such prepayment or payment is made on or prior to the first anniversary of the Amendment No. 4 Effective Date, 3% of the principal amount of the Loans so prepaid (or in the case of an amendment resulting in a Repricing Transaction, a payment equal to 3% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment) and (ii) if such prepayment or payment is made after the first anniversary of the Amendment Effective Date but on or prior to the second anniversary of the Closing Date, 2% of the principal amount of the Loans so prepaid (or in the case of an amendment resulting in a Repricing Transaction, a payment equal to 2% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment). Such prepayments thereafter shall be at par. In the event that after the second anniversary of the Amendment No. 4 Effective Date and on or prior to the third anniversary of the Amendment No. 4 Effective Date, (x) Borrower makes any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment.”

(h) Section 5.02(c) is hereby amended by adding the following sentence immediately at the end of such section:

“Each prepayment pursuant to this Section 5.02(c) shall be accompanied by a premium payable by Borrower equal to (i) if such prepayment or payment is made on or prior to the first anniversary of the Amendment No. 4 Effective Date, 3% of the principal amount of the Loans so prepaid (or a payment equal to 3% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment), (ii) if such prepayment or payment is made after the first anniversary of the Amendment Effective Date but on or prior to the second anniversary of the Closing Date, 2% of the principal amount of the Loans so prepaid (or a payment equal to 2% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment) and (iii) at par thereafter.

(i) Section 5.04 is hereby amended by adding the following clause “(e)” after clause “(d)”:

“(e) Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Term Loan (including any Term Loans already outstanding) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”

(j) Section 10.11(a) is hereby amended and restated in its entirety as follows:

(a) The Borrower will not permit the Consolidated Senior Secured Net Leverage Ratio on the last day of any fiscal quarter in the table below to exceed the ratio set forth opposite such period in the table below:

Fiscal Quarter	Maximum Consolidated Senior Secured Net Leverage Ratio
March 31, 2015	2.25:1.00
June 30, 2015	2.50:1.00
September 30, 2015	2.50:1.00
December 31, 2015	2.25:1.00
January 31, 2016 and each fiscal quarter ending thereafter	1.75:1.00

(k) Section 13.18 is hereby amended and restated in its entirety as follows:

“13.18 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumption Agreement, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.”

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the first date (such date being referred to as the “Amendment No. 4 Effective Date”, which date is March 12, 2015) when each of the following conditions shall have been satisfied:

(a) The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered by (i) the Borrower, (ii) Holdings, (iii) the MLP, (iv) Consenting Lenders constituting the Required Lenders and (v) the Administrative Agent.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion from Latham & Watkins LLP, special New York counsel to the Credit Parties, dated as of the Amendment No. 4 Effective Date and addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Credit Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and (ii) a certificate, dated as of the Amendment No. 4 Effective Date, signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 2(e) and (f) of this Amendment.

(d) Payment of all reasonable fees and expenses due to the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Arranger”) (as agreed to in writing between the Administrative Agent and/or the Arranger and the Borrower).

(e) The representations and warranties of the Borrower and each other Credit Party contained in Section 8 of the Credit Agreement or any other Credit Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 4 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(f) No Default or Event of Default exists, or would result from the effectiveness of this Amendment.

(g) The Administrative Agent shall have received from the Borrower a consent fee payable for the account of each Consenting Lender in an amount equal to 0.75% of the aggregate principal amount of Term Loans held by such Consenting Lender as of the Amendment No. 4 Effective Date.

(h) With respect to any parcel of improved Mortgaged Property, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Credit Party) together with a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 9.03 of the Credit Agreement (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payee or mortgagee endorsement (as applicable), (ii) shall name the Collateral Agent, on behalf of the Guaranteed Creditors, as additional insured, (iii) in the case of flood insurance, shall (a) identify the addresses of each property located in a special flood hazard, (b) indicate the applicable flood zone designation, the flood insurance coverage for buildings and contents and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 45 days’ written notice of cancellation or non-renewal if permitted by applicable law and (iv) shall be otherwise in form and substance satisfactory to the Administrative Agent; provided that the Administrative Agent acknowledges that the requirements of this clause (i) were satisfied on March 12, 2015.

SECTION 3. Post-Closing Actions. Within 30 days after the Amendment No. 4 Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower will take, or shall cause the applicable Credit Party to take any actions deemed reasonably advisable by the Administrative Agent or Collateral Agent due to this Amendment to preserve or continue the perfection and priority of liens and security interests granted under the Mortgage to the Collateral Agent for the benefit of the Guaranteed Creditors securing the Obligations, including without limitation mortgage amendments, opinions of counsel and title endorsements, to the extent available.

SECTION 4. Representations and Warranties. On and as of the Amendment No. 4 Effective Date, after giving effect to this Amendment, each Credit Party represents and warrants as follows:

(a) Each Credit Party (i) is a duly organized and validly existing corporation, partnership, or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Amendment and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Amendment. Each Credit Party has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by any Credit Party of this Amendment, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Subsidiaries.

(d) The execution, delivery, performance or effectiveness of this Amendment will not (i) impair the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, or (ii) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

SECTION 5. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. As of the Amendment No. 4 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Credit Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. This Amendment shall constitute a Credit Document.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

SECTION 7. Acknowledgement and Affirmation. Each Credit Party party hereto hereby expressly acknowledges, (i) all of its obligations under the Holdings and MLP Guaranty, the Subsidiaries Guaranty, the Security Agreement and the other Security Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) its grant of security interests pursuant to the Security Agreement and the other Security Documents are reaffirmed and remain in full force and effect after giving effect to this Amendment, (iii) the Obligations include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on, the Term Loans and (iv) except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of any of the Credit Documents or serve to effect a novation of the Obligations.

SECTION 8. Tax Matters. Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Term Loan (including any Term Loans already outstanding) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 9. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE CREDIT AGREEMENT OR THE SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 10. Headings Descriptive. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OCI BEAUMONT LLC

By:	/s/ Frank Bakker
	Name:	Frank Bakker
	Title:	President

OCI USA INC.

By:	/s/ Kevin Struve
	Name:	Kevin Struve
	Title:	President and Secretary

OCI PARTNERS LP

By:	/s/ Frank Bakker
	Name:	Frank Bakker
	Title:	President and Chief Executive Officer

[Amendment No. 4]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Darren Bielawski
Name:	Darren Bielawski
Title:	Vice President

[Amendment No. 4]